EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ACTS TO PURSUE SUPERIOR OFFER

        Scarsdale, New York, May 3, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that the Special Committee of its Board of Directors met on Tuesday, May 2, 2007 and recommended unanimously to the Board of Directors that the previously announced proposal by Premier Home Health Care Services, Inc. for a merger at $12 per share in cash constituted a Superior Proposal within the meaning of the Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee. Under the terms of said Agreement, Angelo Gordon has the right to match the terms of the Superior Proposal within four (4) business days.

        On May 1, 2007, the Special Committee also recommended unanimously to the Board of Directors that a letter received by NHHC from Castle Crow & Company, stating that Castle Crow had been retained by a private equity investment firm interested in exploring the possibility of a take-private transaction, did not provide NHHC with enough information to enable the Committee to determine that it would reasonably be expected to lead to a Superior Proposal and therefore had to be rejected. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.